Exhibit 99.1

Flux Power Reviews Q2 Results and Launch Plans for First-Ever

UL Listed Lithium-Ion Forklift Battery to Replace Lead-Acid Power

Vista, CA – February 16, 2016 -- Flux Power Holdings, Inc. (OTCQB: FLUX), a developer of advanced lithium batteries for industrial applications including electric forklifts, today reviewed recent progress and its financial results for the second quarter (Q2 ‘16) ended December 31, 2015. In lieu of a conference call, Flux will take and respond to investor questions in an online Q&A, details below.

First-Ever UL 2771 Listed Lithium-Ion Forklift Battery Targets ~120,000-Unit Market

After an intensive six-month process of review and testing, Flux Power’s lithium-ion LiFT Pack solutions earned the first-ever UL 2771 listing for electric forklift batteries. Flux’s LiFT Pack solution is designed for walkie pallet jack forklifts, widely used in warehouses and depots, on trucks and at retail locations. An estimated 120,000 electric walkie pallet jacks are currently in use in North America, powered by decades-0ld lead-acid battery technology, providing a potential total available market of almost $400 million for these lifts. UL 2771 Listing complements Flux’s proven performance and cost advantages by providing a widely recognized validation of the safety and durability of its LiFT Pack line.

Flux is now actively engaged in the model changeover process, whereby Flux is incorporating the substantial engineering and design enhancements resulting from the UL listing process, into its procurement, documentation, assembly, production and quality control processes. Given the wide ranging impact of this effort, Flux anticipates its sales and marketing activities to be very limited until completion of the model changeover, now targeted for April. Flux plans to begin shipping UL Listed LiFT Packs during its fiscal 2016 fourth quarter ending in June 2016.

CEO, Ron Dutt, commented, “While the UL listing process required far more time and resources than originally forecasted, the end result is a game-changing achievement for our Company and a very clear signal for current and prospective customers who rely on the UL mark in their procurement decision making. Importantly, we exited the listing process, which has included improvements driven by our own product improvement process, with substantially improved products. This enhanced product line, particularly in the areas of durability and reliability, is essential to customer satisfaction, in the punishing operating environments for walkie pallet jacks.

“We are now focused on setting the stage for ramping production of UL listed packs, so that we can begin to offer them to the over 30 large customers and prospects that have purchased and/or piloted our lift pack line. Our customer dialogues continue to demonstrate very strong interest in the compelling performance, efficiency and total cost of ownership benefits offered by the UL listed LiFT Pack line. Though the anticipated ramp in customer shipments is now roughly 6 months behind initial plans, we are even more confident in our ability to achieve LiFT Pack sales of at least $3 million and as much as $6 million, in the 12 months following our UL product launch. We remain actively engaged in securing required working capital and long term funding.”

Q2 Operating Results

Q2 ’16 revenue declined to $106,000 compared to Q2 ’15 revenue of $210,000, reflecting an anticipated decrease in LiFT Pack sales as Flux focused resources on the UL process, supporting existing customers and production changeover planning. Reflecting this orientation and the fact that a number of prospective customers have chosen to postpone their purchases pending UL approval, Q2 ‘16 LiFT Pack battery sales were 35 units versus 60 units in Q2 ’15.

R&D expenses rose to $469,000 in Q2 ’16 from $141,000 in Q2 ’15, reflecting engineering and design enhancements, materials, labor and fees related to the UL process. Q2’16 also reflected higher costs of goods sold related to increased customer service and warranty expenses. As a result, Flux’s Q2’16 net loss rose to $1.2M, or $0.01 per basic share, from $0.6M, or $0.01 per basic share, in Q2 ’15. Per share results are based on weighted average basic shares of 150.8 million and 97.4 million, respectively, in Q2’ 16 and Q2’ 15.

Flux’s Q2’16 gross margin reflects non-recurring launch costs related to its LiFT Pack product line, along with lower volumes and related higher overhead absorption. Flux has developed a range of design, production and procurement initiatives designed to substantially improve LiFT Pack gross margins. In aggregate, the Company believes these initiatives could increase Flux LiFT Pack gross margins to over 30%. Flux seeks to implement these gross margin initiatives over the coming 6-12 months.

Until such time as the Company can secure additional outside funding, Flux has funded its working capital needs primarily with borrowings under a $2.5 million line of credit from Flux’s largest shareholder, Esenjay Investments. Flux had borrowings of $1.6 million under this facility as of December 31, 2015.

Flux Investor Q&A:

In lieu of past modest conference call participation, Flux is focusing its resources on a more direct and focused investor Q&A process:

•	Submit questions via email to flux@catalyst-ir.com or call Chris Eddy at our investor relations firm 212 924 9800.
•	Flux will post questions and answers on its Flux blog along with social media links through its @FluxPowerIR Twitter account, referenced to $FLUX.

About Flux Power Holdings, Inc. (www.fluxpwr.com)

Flux Power develops advanced lithium-ion batteries for industrial uses, including its first-ever UL 2771 Listed lithium-ion “LiFT Pack” forklift batteries. Flux solutions utilize its proprietary battery management system (BMS) and in-house engineering and product design. Flux batteries deliver improved performance, extended cycle life and lower total cost of ownership than legacy lead-acid solutions. Flux sells direct and through a growing base of distribution relationships. Products include advanced battery packs for motive power in the lift equipment, tug and tow and robotics markets, portable power for military applications and stationary power for grid storage.

Flux Blog:	Flux Power Currents
Facebook:	FLUXPower
Twitter	Company: @FLUXpwr Investor Relations: @FluxPowerIR
LinkedIn	Flux Power

This release contains projections and other "forward-looking statements" relating to Flux’s business, that are often identified by the use of "believes," "expects" or similar expressions. Forward-looking statements involve a number of estimates, assumptions, risks and other uncertainties that may cause actual results to be materially different from those anticipated, believed, estimated, expected, etc. Such forward-looking statements include the development and success of new products, projected sales, the Company’s ability to timely obtain UL Listing for its products, the Company’s ability to fund its operations, distribution partnerships and business opportunities and the uncertainties of customer acceptance of current and new products. Actual results could differ from those projected due to numerous factors and uncertainties. Although Company believes that the expectations, opinions, projections, and comments reflected in these forward-looking statements are reasonable, Company can give no assurance that such statements will prove to be correct, and that the Company’s actual results of operations, financial condition and performance will not differ materially from the results of operations, financial condition and performance reflected or implied by these forward-looking statements. Undue reliance should not be placed on the forward-looking statements and Investors should refer to the risk factors outlined in our Form 10-K, 10-Q and other reports filed with the SEC and available at www.sec.gov/edgar. These forward-looking statements are made as of the date of this news release, and Company assumes no obligation to update these statements or the reasons why actual results could differ from those projected.

Flux, Flux Power and associated logos are trademarks of Flux Power Holdings, Inc. All other third party brands, products, trademarks, or registered marks are the property of and used to identify the products or services of their respective owners.

Media & Investor Relations:

Catalyst Global LLC

Chris Eddy

212-924-9800

flux@catalyst-ir.com